Exhibit 99.1

Flotek Reports Record Data Analytics Revenue and Strong First Quarter Results

HOUSTON, May 5, 2026 - Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) today announced operational and financial results for the quarter ended March 31, 2026. The Company also provided 2026 guidance that reinforces its multi-year track record of transformational revenue and profitability growth.
A summary of key financial metrics compared to the prior-year quarter is as follows (in thousands, except ‘per share’ amounts):

	Three Months Ended March 31,
	2026	2025	% Change

Total Revenues	$70,051	$55,362	27%
Gross Profit	$15,541	$12,449	25%
Net Income	$4,664	$5,380	(13)%
Diluted Income Per Share	$0.12	$0.17	(29)%
Adjusted EBITDA (1)	$9,093	$6,298	44%
First Quarter 2026 Highlights
•Total revenue grew 27% as compared to the first quarter of 2025 highlighted by 295% growth in Data Analytics revenue.
•Chemistry Technologies revenue rose 13% to its highest quarterly level in over 7 years.
•Data Analytics achieved its highest-ever quarterly revenue.
•Data Analytics accounted for 50% of total gross profit versus 8% in the prior-year quarter.
•In late March, equipment mobilization commenced in connection with the Company’s recently announced power services contract.
XSPCT Named 2026 Product of the Year
The XSPCT™ was recognized by the Analyzer Technology Conference, the premier technical event dedicated to analysis and measurement in the chemical processing industry, for its breakthrough innovation, performance, and real-world impact in process analytics. In upstream applications, the XSPCT™ enables digital sampling by delivering continuous, real-time compositional analysis directly in line with the process stream eliminating the delays, costs, and inaccuracies of traditional Gas Chromatography sampling and laboratory methods. As operators increasingly demand faster, more reliable, and actionable data, the XSPCT™ delivers the accuracy and responsiveness required in today’s operating environments, helping redefine what is possible in process optimization, custody transfer, and operational efficiency across the oil and gas value chain. This honor underscores Flotek’s continued leadership in advancing analyzer technology that directly addresses industry needs.

2026 Outlook
Based on first quarter results and current visibility, Flotek expects:
•2026 Total Revenue: $270 million to $290 million
•2026 Adjusted EBITDA(2): $36 million to $41 million
Data Analytics momentum accelerated with new contracts, expanding the Q2–Q4 2026 expected backlog to $34.1 million and the three-year expected backlog to more than $90 million. Power services led this growth, reinforcing the shift toward high-margin, recurring revenue streams.
Management Commentary
Chief Executive Officer Dr. Ryan Ezell commented, “Our first quarter results build on the strong multi-year growth we have achieved across the business. During the quarter, both our Data Analytics and Chemistry segments delivered impressive year‑over‑year growth. Data Analytics now represents half of the Company’s gross profit, and we expect it to surpass Chemistry as the largest contributor to profit during 2026.
In early March, we announced our first power services contract, marking an important step in diversifying our revenue base beyond traditional oilfield applications. We believe this contract represents the first of many opportunities to capture high‑margin, recurring revenue supporting power generation throughout the energy infrastructure sector.
Our 2026 guidance reflects our focus on the convergence of real-time data and chemistry solutions further advancing our industrial pivot while laying the foundation for future market expansion.”
First Quarter 2026 Financial Results
•Revenue: Flotek reported total revenues of $70.1 million for the first quarter of 2026, an increase of 27%, compared to total revenues of $55.4 million for the first quarter of 2025. Revenue growth during the quarter was comprised of a 13% increase in Chemistry revenue and a 295% increase in Data Analytics revenue as compared to the prior-year quarter. First quarter 2026 revenue included $2.7 million related to the minimum purchase requirements (the “Minimum Purchase Requirements”) under the Company’s long-term supply agreement with ProFrac Services, LLC, as compared to $7.5 million in the prior-year quarter.

Segment Revenue Summary (in thousands)

	Three Months Ended March 31,
	2026	2025	% Change

Chemistry Technologies:
External Revenues	$14,741	$22,009	(33)%
Related Party Revenues	44,941	30,729	46%
Total	$59,682	$52,738	13%

Data Analytics:
Product Revenues	$1,853	$1,662	11%
Service Revenues	8,516	962	785%
Total	$10,369	$2,624	295%
•Gross Profit: The Company generated gross profit of $15.5 million during the first quarter of 2026, or 22% of revenues, compared to $12.4 million during the first quarter of 2025. The improvement in first quarter 2026 gross profit was primarily the result of the increased Chemistry and Data Analytics revenue, as compared to the first quarter of 2025. The improvement in gross profit was partially offset by a 64% reduction in revenue attributable to the Minimum Purchase Requirements as compared to the first quarter of 2025.
•Selling, General and Administrative (“SG&A”) Expense: SG&A expense totaled $6.9 million for the first quarter of 2026, or 10% of revenues, compared to $6.3 million during the first quarter of 2025, or 11% of revenues. The increase in current quarter SG&A was primarily the result of higher non-cash stock compensation costs.
•Net Income and EPS: Flotek reported net income of $4.7 million, or $0.12 per diluted share, for the first quarter of 2026. This compares to net income of $5.4 million, or $0.17 per diluted share, for the first quarter of 2025. First quarter 2026 net income was impacted by a higher effective tax rate, as compared to the prior-year quarter, resulting from the partial release of the valuation allowance on deferred tax assets during the third quarter of 2025.
•Adjusted EBITDA (Non-GAAP)(1): Adjusted EBITDA was $9.1 million in the first quarter of 2026, a 44% increase as compared to $6.3 million in the first quarter of 2025. Adjusted EBITDA calculations for the first quarters of 2026 and 2025 do not add back non-cash amortization of contract assets totaling $2.2 million and $1.5 million, respectively.
(1)A non-GAAP financial measure. See the “Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings” section in this release for more information about this measure, including reconciliations to the most comparable GAAP measures. Calculations do not add back non-cash amortization of contract assets totaling $2.2 million and $1.5 million during the first quarters of 2026 and 2025, respectively.
(2)A non-GAAP financial measure. See the “Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings” section in this release for more information about this measure. We are unable to reconcile this forward-looking non-GAAP financial measure to the most directly comparable GAAP financial measure without unreasonable efforts, as we are unable to predict with a reasonable degree of certainty the impact of certain items that would be expected to impact the GAAP financial measure, including, among other items, certain stock-based compensation costs and interest costs related to fluctuations in borrowings under the Company’s asset based loan. These items do not impact the non-GAAP financial measure. Guidance does not add back non-cash amortization of contract assets estimated to total $8.4 million during 2026.

Conference Call Details
The Company plans to host its earnings conference call on Wednesday, May 6, 2026, at 9:00 a.m. CDT (10:00 a.m. EDT).
Participants may access the call through Flotek's website at www.flotekind.com under “News and Events” within the Investor Relations section, by telephone toll free at 1-800-836-8184 (international toll: 1-646-357-8785), or by using the following link to access the webcast: https://app.webinar.net/95QB27jKEvW approximately five minutes prior to the start of the call. Following the conclusion of the conference call, a recording of the call will be available on the Company's website.
Upcoming Events
Below are some upcoming events where you may get the opportunity to meet with our team:
•May 26-28, 2026: Louisiana Energy Conference 2026 (New Orleans, LA)
•June 16-18, 2026: Planet Microcap 2026 (Las Vegas, NV)
•August 17-19, 2026: Enercom: The Energy Investment Conference (Denver, CO)
About Flotek Industries, Inc.
Flotek Industries, Inc. is a leading chemistry and data technology company focused on servicing the Energy industry. The Company’s top tier technologies leverage near real-time data to deliver innovative solutions to maximize customer returns. Flotek has an intellectual property portfolio of over 130 patents, 20+ years of field and laboratory data, and a global presence in more than 59 countries.
Flotek has established collaborative partnerships focused on sustainable and optimized chemistry and data solutions, aiming to reduce the environmental impact of energy on land, air, water and people.
Flotek is based in Houston, Texas and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.” For additional information, please visit www.flotekind.com.
Forward-Looking Statements
Certain statements set forth in this press release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as will, continue, expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release. Although forward-looking statements in this press release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filing with the Securities and Exchange Commission on Form 10-K (including, without limitation, in the “Risk Factors” section thereof), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.
Investor contact:
Mike Critelli
E: ir@flotekind.com

FLOTEK INDUSTRIES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$5,676	$5,731
Restricted cash	104	104
Accounts receivable, net of allowance for credit losses of $820 and $764 at March 31, 2026 and December 31, 2025, respectively	21,794	19,043
Accounts receivable, related party, net of allowance for credit losses of $0 at March 31, 2026 and December 31, 2025	61,023	64,204
Equipment credit, related party	11,782	—
Inventories, net	14,303	10,629
Other current assets	2,709	3,445
Current contract asset	8,402	7,621
Total current assets	125,793	110,777
Long-term contract asset	52,102	55,115
Property and equipment, net	21,912	20,344
Right-of-use assets	2,895	3,083
Deferred tax assets, net	27,580	29,152
Other long-term assets	1,561	1,578
TOTAL ASSETS	$231,843	$220,049

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$52,566	$48,317
Accrued liabilities	8,771	7,256
Income taxes payable	295	258
Interest payable, related party	986	1,008
Current portion of operating lease liabilities	1,287	1,251
Current portion of finance lease liabilities	156	153
Asset-based loan	4,666	3,332
Total current liabilities	68,727	61,575
Note payable - related party	39,608	39,584
Long-term operating lease liabilities	5,149	5,608
Long-term finance lease liabilities	184	224
TOTAL LIABILITIES	113,668	106,991
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value, 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 240,000,000 shares authorized; 37,390,332 shares issued and 36,174,338 shares outstanding at March 31, 2026; 31,320,960 shares issued and 30,130,480 shares outstanding at December 31, 2025	4	3
Additional paid-in capital	435,838	434,964
Accumulated other comprehensive income	130	96
Accumulated deficit	(281,116)	(285,780)
Treasury stock, at cost; 1,215,994 and 1,190,480 shares at March 31, 2026 and December 31, 2025, respectively	(36,681)	(36,225)
Total stockholders’ equity	118,175	113,058
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$231,843	$220,049

FLOTEK INDUSTRIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
Revenue:
Revenue from external customers	$18,165	$24,423
Revenue from related party	51,886	30,939
Total revenues	70,051	55,362
Cost of goods sold	54,510	42,913
Gross profit	15,541	12,449
Operating costs and expenses:
Selling, general, and administrative	6,925	6,282
Depreciation	631	252
Research and development	396	355
Gain on sale of property and equipment	—	(7)
Total operating costs and expenses	7,952	6,882
Income from operations	7,589	5,567
Other income (expense):
Interest expense	(1,332)	(229)
Other income, net	16	106
Total other expense	(1,316)	(123)
Income before income taxes	6,273	5,444
Income tax expense	(1,609)	(64)
Net income	$4,664	$5,380

Income per common share:
Basic	$0.13	$0.18
Diluted	$0.12	$0.17

Weighted average common shares:
Weighted average common shares used in computing basic income per common share	36,100	29,683
Weighted average common shares used in computing diluted income per common share	38,340	31,752

FLOTEK INDUSTRIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$4,664	$5,380
Adjustments to reconcile net income to net cash provided by operating activities:
Change in fair value of contingent consideration	—	(125)
Amortization of contract assets	2,232	1,482
Depreciation	631	252
Amortization of deferred financing costs	95	71
Provision for credit losses, net of recoveries	56	66
Provision for excess and obsolete inventory	396	64
Gain on sale of property and equipment	—	(7)
Non-cash lease expense	188	318
Stock compensation expense	824	461
Deferred income tax expense	1,572	14
Changes in current assets and liabilities:
Accounts receivable	(2,808)	(2,489)
Accounts receivable, related party	(9,798)	4,124
Inventories	(4,070)	(354)
Income tax receivable	20	—
Other assets	663	(540)
Accounts payable	4,249	893
Accrued liabilities	1,515	(1,811)
Operating lease liabilities	(423)	(568)
Income taxes payable	37	82
Interest payable, related party	(22)	—
Net cash provided by operating activities	21	7,313
Cash flows from investing activities:
Capital expenditures	(1,002)	(598)
Proceeds from sale of assets	—	7
Net cash used in investing activities	(1,002)	(591)
Cash flows from financing activities:
Payments on long term debt	—	(45)
Proceeds from asset-based loan	55,100	53,345
Payments on asset-based loan	(53,766)	(58,136)
Proceeds from exercise of April 2025 Warrant	1	—
Payments to tax authorities for shares withheld from employees	(456)	(23)
Proceeds from issuance of stock under Employee Stock Purchase Plan	44	31
Proceeds from issuance of stock from stock option exercises	6	—
Payments for finance leases	(37)	—
Net cash provided by (used in) financing activities	892	(4,828)
Effect of changes in exchange rates on cash and cash equivalents	34	(45)
Net change in cash and cash equivalents and restricted cash	(55)	1,849
Cash and cash equivalents at the beginning of period	5,731	4,404
Restricted cash at the beginning of period	104	102
Cash and cash equivalents and restricted cash at beginning of period	5,835	4,506
Cash and cash equivalents at end of period	5,676	6,253
Restricted cash at the end of period	104	102
Cash and cash equivalents and restricted cash at end of period	$5,780	$6,355

FLOTEK INDUSTRIES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP ITEMS AND NON-CASH ITEMS IMPACTING EARNINGS
(in thousands)

	Three Months Ended March 31,
	2026	2025

Net income	$4,664	$5,380
Interest expense	1,332	229
Income tax expense	1,609	64
Depreciation and amortization	631	252
EBITDA (Non-GAAP) (1)	$8,236	$5,925
Stock compensation expense	824	461
Severance and retirement	11	44
Contingent liability revaluation	—	(125)
Gain on disposal of asset	—	(7)
Non-Recurring professional fees	22	—
Adjusted EBITDA (Non-GAAP) (1)	$9,093	$6,298
(1)Management believes that EBITDA and Adjusted EBITDA for the three months ended March 31, 2026 and 2025 are useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management views the adjustments made to net income for certain non-cash or non-recurring items noted above to be outside of the Company’s normal operating results. Management analyzes operating results without the impact of the above items as an indicator of performance, to identify underlying trends in the business and cash flow from continuing operations, and to establish financial, compensation and operational objectives. Adjusted EBITDA as presented above does not add back non-cash amortization of contract assets totaling $2.2 million and $1.5 million during the three months ended March 31, 2026 and 2025, respectively.